Exhibit 99.1

MyoKardia Reports Second Quarter 2016 Financial Results and Continued Progress on Clinical Programs

MYK-461 Phase 2 PIONEER-HCM Study to Initiate in Second Half of 2016

Clinical Program Builds on Positive Topline Results from Phase 1 Trials of MYK-461 in HCM

MYK-461 Development Program, Product Pipeline and Platform Focus of MyoKardia R&D Day on Sept. 21 in New York

SOUTH SAN FRANCISCO, Calif., Aug. 9, 2016 – MyoKardia, Inc. (Nasdaq: MYOK), a clinical stage biopharmaceutical company pioneering a precision medicine approach for the treatment of heritable cardiovascular diseases, today reported business highlights and financial results for the second quarter ended June 30, 2016.

“MyoKardia is actively preparing for the launch of PIONEER-HCM, our Phase 2 study of MYK-461 in subjects with symptomatic obstructive hypertrophic cardiomyopathy (oHCM), an exciting milestone for our company and for HCM patients and their families,” said Tassos Gianakakos, chief executive officer.

“The topline Phase 1 data we recently released suggest that our lead candidate, MYK-461, has a favorable safety profile and can reduce excess cardiac contractility, the hallmark of HCM.”

In the second quarter, the U.S. Food and Drug Administration (FDA) granted the company Orphan Drug Designation for MYK-461 for treatment of oHCM, a subset of HCM. MyoKardia plans to initiate PIONEER-HCM in the second half of 2016.

MyoKardia will provide a development and regulatory update on the MYK-461 program, as well as on the Company’s broader development and product pipeline, at an R&D Day in New York on Sept. 21.

Recent Highlights

Development and Product Pipeline

•	MYK-461 Phase 1 data released in early July suggest a favorable safety profile in up to 28 days dosing in healthy volunteers, and reduction in excess cardiac contractility in all HCM patients studied.

•	Development candidate MYK-491 for heritable dilated cardiomyopathy (DCM) program is on track for IND submission to initiate clinical studies in the first half of 2017.

Corporate

•	A development and regulatory update on the MYK-461 program, as well as on the Company’s broader therapeutic platform and product pipeline, will be provided at an R&D Day in New York on Sept. 21.

•	At mid-year, MyoKardia promoted Jake Bauer to senior vice president, finance and corporate development. In this role, Mr. Bauer is responsible for overseeing finance, business development, corporate strategy and planning, corporate communications, and several operational groups across the Company. Previously, Mr. Bauer was vice president, business development and business operations.

•	In the first half of the year, MyoKardia appointed two additional independent directors to the board and appointed a new vice president to further strengthen research and development.

Upcoming Program Milestones

•	We expect to initiate PIONEER-HCM, our Phase 2 open-label study to evaluate safety and efficacy of MYK-461 in subjects with oHCM, in the second half of 2016.

•	We plan to initiate Phase 1 clinical development for our DCM product candidate, MYK-491, in the first half of 2017.

Second Quarter and Year-to-Date 2016 Financial Results

•	Cash Position: Cash and cash equivalents as of June 30, 2016 were $ 87.6 million, compared to $112.3 million as of December 31, 2015.
•	Revenues: Collaboration and license revenue was $3.5 million for the second quarter of 2016, unchanged from $3.5 million for the second quarter of 2015. Collaboration and license revenue was $7.1 million for the first half of 2016, unchanged from $7.1 million for the first half of 2015. Revenue in both years was attributable to the license and collaboration agreement signed with Sanofi, S.A. in 2014, covering MyoKardia’s three main research programs.
•	R&D Expenses: Research and development expenses were $9.3 million for the second quarter of 2016, compared to $6.7 million for the second quarter of 2015. Research and development expenses were $17.4 million for the first half of 2016, compared to $13.3 million for the first half of 2015. The increase in R&D expenses was primarily attributable to ongoing Phase 1 clinical trials for MYK-461, pre-clinical expenses for MYK-491, as well as the expansion of R&D staff to support pipeline development.
•	G&A Expenses: General and administrative expenses were $4.1 million for the second quarter of 2016, compared to $1.9 million for the second quarter of 2015. General and administrative expenses were $7.9 million for the first half of 2016, compared to $3.7 million for the first half of 2015. The increase was attributable to continued expansion of G&A activities and staff in key areas required to support a public company infrastructure, as well as increased facilities and office expenses related to our new facility.
•	Net Loss: Net loss was $9.8 million for the second quarter of 2016, compared to a net loss of $5.1 million for the second quarter of 2015. Net loss was $18.2 million for the first half of 2016, compared to $9.6 million for the first half of 2015. The increase in net loss was primarily attributable to the increase in operating expenses noted above.

About MYK-461 and PIONEER-HCM

MYK-461 is an orally administered small molecule designed to reduce left ventricular contractility by allosterically modulating the function of cardiac myosin, the motor protein driving heart muscle contraction. MyoKardia has evaluated MYK-461 in three Phase 1 clinical trials, which have been primarily designed to evaluate safety and tolerability of oral doses of MYK-461 and are providing data on its pharmacokinetic and pharmacodynamic profile. These studies assess MYK-461’s engagement of cardiac myosin by measuring reduction in cardiac muscle contractility via echocardiography. In April 2016, the U.S. FDA granted the company Orphan Drug Designation for MYK-461 for treatment of symptomatic oHCM, a subset of HCM. In the second half of 2016, MyoKardia plans to initiate PIONEER-HCM, a Phase 2 open-label study to evaluate safety and efficacy of MYK-461 in subjects with symptomatic obstructive HCM.

About Hypertrophic Cardiomyopathy (HCM) and Obstructive Hypertrophic Cardiomyopathy (oHCM)

It is estimated that one in every 500 people in the United States has HCM, the most prevalent form of heritable cardiomyopathy. HCM is defined as an otherwise unexplained thickening of the walls of the heart, known as hypertrophy. The consequences include reduced left ventricular volumes and cardiac output, reduced ability of the left ventricle to expand, and elevated filling pressures. These can all contribute to reduced effort tolerance and symptoms that include shortness of breath and chest pain. HCM is a chronic disease and for the majority of patients, the disease progresses slowly and can be extremely disabling. HCM substantially increases the risk of developing atrial fibrillation that can lead to stroke or malignant ventricular arrhythmias that can cause sudden cardiac death.

There are currently no approved drug products indicated for the treatment of HCM. Patients are typically prescribed one or more drugs (including beta blockers, non-dihydropyridine calcium channel blockers and disopyramide) indicated for the treatment of hypertension, heart failure or other cardiovascular disorders more generally.

Approximately two thirds of all HCM patients have obstruction, either at rest or with provocation like exercise. oHCM is a physiological complication of HCM in which the thickened heart muscle obstructs the left ventricular outflow tract (LVOT). Measured most commonly by non-invasive imaging (echocardiography), oHCM is defined as ≥30 mm Hg pressure gradient across the LVOT.

Symptoms of oHCM can include shortness of breath, chest pain, dizziness, fainting, and palpitations. The presence of obstruction in an HCM patient further increases risk of progression to severe symptoms, and risk of death from heart failure or stroke.

The degree of LVOT obstruction in oHCM patients is a primary criterion for surgical and other invasive interventions (recommended for symptomatic patients with LVOT gradients measured at ≥50 mmHg). Relief of obstruction has been associated with improved symptoms, function and clinical outcomes. Surgical or other invasive interventions, including septal myectomy, an open heart procedure, may be appropriate. There are no approved drug products indicated for this condition. MyoKardia plans to explore obstruction relief as a primary endpoint in the Phase 2 PIONEER-HCM study.

About MyoKardia

MyoKardia is a clinical stage biopharmaceutical company pioneering a precision medicine approach to discover, develop and commercialize targeted therapies for the treatment of serious and rare cardiovascular diseases. MyoKardia’s initial focus is on the treatment of heritable cardiomyopathies, a group of rare, genetically-driven forms of heart failure that result from biomechanical defects in cardiac muscle contraction. MyoKardia has used its precision medicine platform to generate a pipeline of therapeutic programs for the chronic treatment of the two most prevalent forms of heritable cardiomyopathy—hypertrophic cardiomyopathy, or HCM, and dilated cardiomyopathy, or DCM. MyoKardia’s most advanced product candidate, MYK-461, is an orally-administered small molecule designed to reduce excessive cardiac muscle contractility leading to HCM and is currently being evaluated in three Phase 1 clinical trials. A cornerstone of the MyoKardia platform is the Sarcomeric Human Cardiomyopathy Registry, or SHaRe, a multi-center, international repository of clinical and laboratory data on individuals and families with genetic heart disease, which MyoKardia helped form in 2014. MyoKardia believes that SHaRe, currently consisting of data from approximately 10,000 individuals, is the world’s largest registry of patients with heritable cardiomyopathies. MyoKardia’s purpose is to improve the lives of patients and families suffering from cardiovascular disease by creating targeted therapies that can change the course of their condition. For more information, please visit www.myokardia.com.

Forward-Looking Statements

Statements we make in this press release may include statements which are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements, including statements regarding the anticipated safety profile and clinical and therapeutic potential of MYK-461, the timing of initiation of, and the anticipated trial design and endpoints, for MYK-461 in the Company’s Phase 2 PIONEER-HCM study, the timing of, and the Company’s ability to, complete IND-enabling studies and to advance MYK-491 into Phase 1 clinical development for DCM, reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, risks associated with the development and regulation of our product candidates, as well as those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and our other filings with the Securities and Exchange Commission. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Beth DelGiacco

Stern Investor Relations, Inc.

212-362-1200

beth@sternir.com

Media Contact:

Steven Cooper

Edelman

415-486-3264

steven.cooper@edelman.com

MyoKardia, Inc.

Consolidated Statements of Operations Data

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Collaboration and license revenue	$3,549	$3,549	$7,099	$7,099
Operating expenses
Research and development	9,279	6,730	17,409	13,345
General and administrative	4,056	1,895	7,916	3,661

Total operating expenses	13,335	8,625	25,325	17,006

Loss from operations	(9,786)	(5,076)	(18,226)	(9,907)

Interest and other income, net	26	1	46	18
Change in fair value of redeemable convertible preferred stock call option liability	—	—	—	314

Net loss and comprehensive loss	(9,760)	(5,075)	(18,180)	(9,575)
Cumulative dividend relating to redeemable convertible preferred stock	—	(1,678)	—	(2,630)
Accretion of redeemable convertible preferred stock to redemption value	—	(29)	—	(62)

Net loss attributable to common stockholders	$(9,760)	$(6,782)	$(18,180)	$(12,267)

Net loss per share attributable to common stockholders, basic and diluted	$(0.37)	$(2.78)	$(0.69)	$(5.24)

Weighted-average number of common shares used to compute net loss per share, basic and diluted	26,337,184	2,442,133	26,284,630	2,342,787

MyoKardia, Inc.

Consolidated Balance Sheet Data

(in thousands)

	June 30, 2016		December 31, 2015
Assets	(unaudited	)
Current assets
Cash and cash equivalents	$87,615		$112,265
Prepaid expenses and other current assets	1,066		1,282

Total current assets	88,681		113,547
Property and equipment, net	2,930		2,744
Other long term assets	289		289

Total assets	$91,900		$116,580

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,672		$2,143
Accrued liabilities	5,500		5,633
Deferred revenue	7,099		14,199

Total current liabilities	14,271		21,975
Other long-term liabilities	573		732

Total liabilities	14,844		22,707

Common stock	3		3
Additional paid-in-capital	159,918		158,555
Accumulated deficit	(82,865)		(64,685)

Total stockholders’ equity	77,056		93,873

Total liabilities and stockholders’ equity	$91,900		$116,580

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